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     Omagine, Inc. Announces $5 Million Equity Commitment
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NEW YORK, January 7, 2009 (PRIME NEWSWIRE) -- Omagine, Inc.
(OTCBB: OMAG) ("Omagine") announced the signing of a $5 million Standby Equity Distribution Agreement ("SEDA") with YA
Global Investments, L.P. ("YA").

Pursuant to the SEDA, Omagine may, at its sole option and from time to time over a two year period, require YA to purchase shares of Omagine's common stock ("Common Stock") and YA is obligated to purchase up to $5,000,000 of such shares. Omagine will determine the timing and amount of such sales, if any, of Common Stock pursuant to the SEDA provided only that each such sale does not exceed $200,000 and occurs at least five trading days subsequent to any prior sale made pursuant to the SEDA. Omagine will file a registration statement with the Securities and Exchange Commission ("SEC") covering the sales of Common Stock pursuant to the SEDA and all such sales may be made only subsequent to such registration statement being declared effective by the SEC.

Omagine's President, Frank J. Drohan remarked: "The closing of the SEDA represents the culmination of our plans prior to the signing of the Development Agreement with the Government of Oman and provides Omagine with maximum flexibility to fund its business. The SEDA does not obligate Omagine to sell any Common Stock but, if we so choose, we may sell Common Stock to YA at a discount of five percent from the then current market price. Omagine may therefore make such sales when the terms are deemed favorable to its shareholders." Drohan continued, "This flexibility will allow management to focus sharply on the execution and development of its proposed Omagine Project."

The Omagine Project is an elegant and sophisticated blending of entertainment, hospitality, retail and residential elements, with heritage, educational and cultural components.

Located on over 240 acres of prime beach front property just minutes from Muscat International Airport and downtown Muscat, Omagine's jewel like architecture will mark the place and set new standards. The Project includes retail, hotel and commercial office elements and several hundred thousand square meters of distinctive residential property in an incomparable location that will be developed for sale. Significant commercial, retail and hospitality elements are also included.

"When completed in four or five years, Omagine will be the destination in Oman for tourists, business travelers and the local population and will play a major role in the Sultanate's burgeoning tourism sector." commented Drohan.

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The Company is the majority shareholder of the Project Company which will own and develop the Omagine Project.

About Omagine, Inc.
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Omagine, Inc. is primarily involved in the real-estate
development, entertainment and hospitality industries in the Middle East and North Africa. Through its wholly owned subsidiary Journey of Light, Inc., the Company will design, develop, build, own and operate the Company's planned $1.5 billion plus tourism project in the Sultanate of Oman.

For further details on the Omagine Project: www.omagine.com.
Investors are encouraged to visit Omagine's Investor Relations
Hub at: http://www.agoracom.com/IR/Omagine or contact
OMAG@agoracom.com where they may join the investor e-mail list and/or request receipt of all future press releases and updates in real time.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of the Company's business include but are not limited to: failure to sign the development agreement with the Government of Oman; the availability of financing for the Omagine Project; fluctuations in financial results, availability and customer acceptance of the Company's products and services, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

CONTACT:
	Omagine, Inc.
	Corporate Inquiries
	(212) 563-4141

	Investor Relations
	AGORACOM Investor Relations
	http://www.agoracom.com/ir/omagine
	OMAG@Agoracom.com